Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 3rd QUARTER SALES AND EARNINGS

Net Sales Increase 19%, E.P.S. Up 17% Versus Prior Year

GREENWICH, CT, USA, December 4, 2003: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, reported today that third quarter Net Sales increased 19% to $431.9 million from $362.2 million for the third quarter of last year.  Net Earnings for the third quarter were $34.8 million versus $30.5 million a year earlier, an increase of 14%.  Diluted Net Earnings Per Share for the third quarter were $0.76 compared to $0.65 for the same period last year, an increase of 17%.

Net sales for the nine months ended October 31, 2003 increased 12% to $1,019.2 million from $908.1 million reported for the same period a year ago.  Net earnings for the first nine months increased 6% to $65.6 million, compared to $62.1 million for the prior year period.  Diluted Net Earnings Per Share were $1.43 compared to $1.33 for last year’s first nine months.  Excluding the impact of the goodwill impairment charge taken in the first quarter of fiscal year 2003 due to a change in accounting principle effected by SFAS 142, Diluted Net Earnings Per Share for the first nine months of fiscal year 2003 were $1.43.

Blyth’s third quarter sales results were positively influenced by the inclusion of Miles Kimball and Kaemingk, seasonal businesses that the Company acquired earlier this year; by improvements in PartyLite Worldwide where sales increased 6% versus last year, with its U.S. market increasing 3% versus the same period a year ago; and, by the impact of foreign currency translation from international sales which, at 28% of Blyth’s total third quarter sales, positively impacted the Company’s sales by 2 percentage points.  Partially offsetting these sales increases were third quarter sales declines in a number of the Company’s existing consumer wholesale businesses.

The Company’s third quarter results reflect restructuring charges of $0.8 million, negatively impacting earnings per share by $0.01.  The charges relate to the planned closure early in calendar 2004 of Blyth’s Hyannis, Massachusetts candle making factory, which is the Company’s smallest manufacturing facility in North America.  In the fourth quarter of fiscal year 2004, the Company expects additional restructuring charges related to the Hyannis facility that are expected to impact earnings per share by $0.04 to $0.06.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “We are pleased that performance for PartyLite U.S., our largest direct selling market, has improved following a difficult second quarter.  In combination with PartyLite’s European markets and recent acquisitions, we remain on track to accomplish our annual sales growth goal of 10% or better in what has been a very challenging year.  Our wholesale businesses, while negatively impacted by retailer caution all year, were able to avoid the more dramatic sales declines experienced by many of their competitors as this trend continued into the third quarter.”

On a segment basis, Net Sales in the Candles and Home Fragrance segment were $267.3 million for the third quarter, compared to $267.9 million in the prior year period.  Operating profit for this segment increased 3% for the third quarter to $33.1 million, compared to $32.0 million in last year’s third quarter.  Net sales in the Creative Expressions segment increased 75% for the third quarter to $164.7 million versus $94.3 million for the same period last year.  Increases in this segment of Blyth’s business were attributable to the inclusion of Miles Kimball and Kaemingk.  Operating income in this segment was $26.7 million for the third quarter compared to $19.9 million in the prior year period, an increase of 34%.  The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

The Company confirmed that its full year, fiscal 2004 earnings per share, excluding the expected charge of $0.05 to $0.07 per share related to the closure of the Hyannis manufacturing facility, are expected to be in excess of $2.10.  Reflecting the expected earnings per share charge of $0.05 to $0.07, full year, fiscal 2004 earnings per share are expected to be in excess of $2.03.  A cash flow from operations estimate of $135 million or better was also reiterated, as was capital spending of approximately $25 million.

Mr. Goergen continued, “Our third quarter results, which came in stronger than expected given the retail sector weakness, make us increasingly confident that we will reach or exceed our earnings per share goals.  Nevertheless, uncertainty in the sustainability of recent positive economic news and the realization that the economic pick-up has not yet extended into our category as much as we had anticipated prompts us to maintain a conservative approach to our earnings forecast.  The trend, however, is positive, and we remain well positioned to capitalize on improving conditions.”

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live via the Internet, at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  Blyth reports its financial results in two segments: the Candles & Home Fragrance segment and the Creative Expressions segment.  Within the Candles & Home Fragrance segment, the Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended October 31, 2003	Three Months Ended October 31, 2002	Nine Months Ended October 31, 2003	Nine Months Ended October 31, 2002

Net sales	$431,901	$362,181	$1,019,160	$908,098
Cost of goods sold	234,963	189,694	526,274	453,271
Gross profit	196,938	172,487	492,886	454,827
Selling	104,400	89,316	283,698	252,958
Administrative	32,003	31,197	93,676	85,330
Restructuring and impairment charges	767	—	767	—
	137,170	120,513	378,141	338,288
Operating profit	59,768	51,974	114,745	116,539
Other expense (income)
Interest expense	4,693	3,576	11,795	11,146
Interest income and other	32	(58)	(1,250)	(753)
Equity in earnings of investee	(58)	(70)	141	120
	4,667	3,448	10,686	10,513
Earnings before income taxes, minority interest and cumulative effect of change in accounting principle	55,101	48,526	104,059	106,026
Income tax expense	20,278	18,052	38,292	39,442
Earnings before minority interest and cumulative effect of change in accounting principle	34,823	30,474	65,767	66,584
Minority interest	49	—	120	—
Earnings before cumulative effect of change in accounting principle	34,774	30,474	65,647	66,584
Cumulative effect of change in accounting principle, net of taxes of $2,887	—	—	—	(4,515)
Net earnings	$34,774	$30,474	$65,647	$62,069

Basic:
Earnings per common share before cumulative effect of change in accounting principle	$0.76	$0.66	$1.43	$1.44
Cumulative effect of change in accounting principle	—	—	—	(0.10)
	$0.76	$0.66	$1.43	$1.34
Weighted average number of shares outstanding	45,526	46,299	45,836	46,306

Diluted:
Earnings per common share before cumulative effect of change in accounting principle	$0.76	$0.65	$1.43	$1.43
Cumulative effect of change in accounting principle	—	—	—	(0.10)
	$0.76	$0.65	$1.43	$1.33
Weighted average number of shares outstanding	45,764	46,602	46,036	46,589

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2003	October 31, 2002
Assets
Cash and cash equivalents	$165,851	$37,303
Accounts receivable, net	194,108	180,724
Inventories	246,078	214,127
Property, plant & equipment, net	270,905	245,262
Other assets	301,179	200,873
	$1,178,121	$878,289

Liabilities and Stockholders’ Equity
Bank debt	$105,011	$45,155
Senior notes	7,143	10,714
Bond debt	249,109	154,056
Other liabilities	227,900	155,324
Stockholders’ equity	588,958	513,040
	$1,178,121	$878,289